As filed with the Securities and Exchange Commission on December 17, 2015

Registration No. 333-200606

Registration No. 333-198406

Registration No. 333-197343

Registration No. 333-194976

Registration No. 333-194967

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement 333-200606

Post-Effective Amendment No. 2 to

Form S-3 Registration Statement No. 333-198406

Form S-3 Registration Statement No. 333-197343

Form S-3 Registration Statement No. 333-194976

Form S-3 Registration Statement No. 333-194967

Form S-3

Registration Statement

Under

The Securities Act of 1933

Gramercy Property Trust Inc.

(Columbus Merger Sub, LLC as successor by merger to Gramercy Property Trust Inc.)

(Exact name of Registrant as specified in its charter)

Maryland	06-1722127
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Address of principal executive offices, including zip code)

Edward J. Matey Jr.

General Counsel, Secretary

and Executive Vice President

Columbus Merger Sub, LLC,

as successor by merger to

Gramercy Property Trust Inc.

521 5th Avenue, 30th Floor

New York, New York 10175

(212) 297-1000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

James W. McKenzie, Jr.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Approximate date of commencement of proposed sale to the public: Not applicable.  Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company☐

DEREGISTRATION OF SHARES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by Gramercy Property Trust Inc. (“Gramercy” or the “Company” or “Registrant”) remove from registration all securities that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-3 (No. 333-200606), which was filed with the SEC on November 26, 2014.

•                  Registration Statement on Form S-3 (No. 333-198406), which was filed with the SEC on August 27, 2014 and amended September 17, 2014.

•                  Registration Statement on Form S-3 (No. 333-197343), which was filed with the SEC on July 10, 2014 and amended July 29, 2014.

•                  Registration Statement on Form S-3 (No. 333-194976), which was filed with the SEC on April 1, 2014 and amended April 29, 2014.

•                  Registration Statement on Form S-3 (No. 333-194967), which was filed with the SEC on April 1, 2014 and amended April 28, 2014.

On July 1, 2015, Gramercy entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with Chambers Street Properties, a Maryland real estate investment trust (“Chambers”), and Columbus Merger Sub, LLC, a Maryland limited liability company and indirect wholly owned subsidiary of Chambers (“Merger Sub”), pursuant to which Gramercy will be merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving entity of the Merger.

In connection with the Merger, Merger Sub, as successor to the Company, is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, Merger Sub, as successor to the Company, hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Columbus Merger Sub, LLC, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of December, 2015.

Columbus Merger Sub, LLC

By:	/s/ Jon W. Clark
Jon W. Clark

Chief Financial Officer, Chief Accounting Officer & Treasurer

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